Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated August 10, 2021 to Prospectus dated June 26, 2020

Registration No. 333-239467

DOMINION ENERGY, INC.

FINAL TERM SHEET

August 10, 2021

2021 Series C 2.25% Senior Notes due 2031
Principal Amount:	$1,000,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	Baa2 (stable outlook)/BBB (positive outlook)/BBB+ (stable outlook)

Trade Date:	August 10, 2021

Settlement Date (T+2):	August 12, 2021

Final Maturity Date:	August 15, 2031

Interest Payment Dates:	February 15 and August 15

First Interest Payment Date:	February 15, 2022

Optional Redemption:	Make Whole Call at T+15 bps prior to May 15, 2031 Par Call on or after May 15, 2031

Benchmark Treasury:	1.625% due May 15, 2031

Benchmark Treasury Yield:	1.346%

Spread to Benchmark Treasury:	+92 bps

Reoffer Yield:	2.266%

Coupon:	2.25%

Price to Public:	99.857% of the principal amount

Proceeds to the Company Before Expenses:	99.207% of the principal amount

CUSIP/ISIN:	25746UDL0/US25746UDL08

Joint Book-Running Managers:	Barclays Capital Inc., BNP Paribas Securities Corp., CIBC World Markets Corp., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and TD Securities (USA) LLC

Co-Managers:	KeyBanc Capital Markets Inc., Loop Capital Markets LLC and Samuel A. Ramirez & Company, Inc.

Supplemental Selling Restrictions:

United Arab Emirates

The Senior Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, the prospectus supplement and the accompanying base prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. The prospectus supplement and the accompanying base prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

People’s Republic of China (excluding Hong Kong, Macau and Taiwan)

The Senior Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, or the “PRC” (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by all relevant laws and regulations of the PRC.

The prospectus supplement and the accompanying base prospectus (i) have not been filed with or approved by the PRC authorities and (ii) do not constitute an offer to sell, or the solicitation of an offer to buy, any bonds in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC.

The Senior Notes may not be offered, sold or delivered, or offered, sold or delivered to any person for reoffering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, or (ii) to any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC.

Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those which may be required by the China Securities Regulatory Commission, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated August 10, 2021, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Barclays Capital Inc.	1-888-603-5847 (toll-free)
BNP Paribas Securities Corp.	1-800-854-5674 (toll-free)
CIBC World Markets Corp.	1-800-282-0822 (toll-free)
Deutsche Bank Securities Inc.	1-800-503-4611 (toll-free)
Goldman Sachs & Co. LLC	1-866-471-2526 (toll-free)
TD Securities (USA) LLC	1-855-495-9846 (toll-free)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.